Exhibit 99.1

A123 Systems PR Contact:
A123 Systems	Edelman
Dan Borgasano	Courtney Kessler
617-972-3471	212-277-3720
dborgasano@a123systems.com	courtney.kessler@edelman.com

A123 Systems IR Contact:

ICR, LLC
Garo Toomajanian

617-972-3450

ir@a123systems.com

A123 Systems Announces Registered Direct Offering of Common Stock and Warrants

Waltham, Mass.—January 20, 2012—A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium ion batteries and systems, today announced that it has entered into a definitive agreement with an institutional investor to sell an aggregate of 12,500,000 units at a negotiated price of $2.034 per unit, with each unit consisting of (i) one share of its common stock (“Common Stock”) and (ii) one warrant to purchase one share of Common Stock, in a registered direct offering for gross proceeds of approximately $25.4 million.  The net proceeds to A123 from the sale of the units, after deducting the placement agent’s fees and other estimated offering expenses, are expected to be approximately $23.5 million.

The warrants have an exercise price of $2.71 per share, and the warrants can be exercised beginning on the date that is six months and one day after the initial closing date and will expire 24 months after the date on which they become exercisable. In addition, during a ten trading day period approximately five months following the initial closing date of the transaction and during another ten day trading period approximately six months following the initial closing date of the transaction, A123 has the right, subject to certain conditions, to require the investors to purchase in each such period up to an additional 6,250,000 shares of Common Stock, for an aggregate of up to 12,500,000 additional shares of Common Stock. The sale price for the additional shares will be based on a fixed 10% discount to a VWAP measurement at the time A123 exercises each such right.  A123 cannot require the investor to purchase more than $100,000,000 million of additional shares.

The offering is expected to close on or about January 25, 2012, subject to the satisfaction of customary closing conditions. Lazard Capital Markets LLC served as the sole placement agent for the offering.

The offering is being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission.   A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the U.S. Securities and Exchange Commission, and when available, can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov. or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123’s proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect the closing of the offerings, the sale of additional shares of Common Stock after the initial closing date and the expected use of proceeds from the offering.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: delays in the development of A123’s products, delays in the scale-up and increased efficiency of A123’s manufacturing capacity, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 operates, and other risks detailed in A123 Systems’ 10-Q for the quarter ended September 30, 2011 and other publicly-available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

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